UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2014 (November 6, 2014)

SB FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices) (Zip Code)

(419) 783-8950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 regarding the liquidation, dividend and conversion rights of the Series A Preferred Shares (as defined below) of SB Financial Group, Inc. (the “Company”) is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 6, 2014, the Board of Directors of the Company adopted a Certificate of Amendment to the Amended Articles of Incorporation of the Company (the “Certificate of Amendment”) in accordance with Section 1701.70(b)(1) of the Ohio Revised Code and Article FOURTH of the Company’s Amended Articles of Incorporation. The Certificate of Amendment, which was filed with the Secretary of State of the State of Ohio on November 6, 2014, authorizes the Company to issue up to 15,000 shares of its newly-designated 6.50% Noncumulative Convertible Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”).

As further described in the Certificate of Amendment, the Series A Preferred Shares have a liquidation preference of $1,000 per share and entitle the holders thereof to receive, when, as, and if declared by the Company’s Board of Directors, out of the Company’s assets available for payment, noncumulative cash dividends at the rate of 6.50% per annum of the $1,000 liquidation preference. Such cash dividends, when, as, and if declared by the Company’s Board of Directors, will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, or if such day is not a business day, the next succeeding business day, commencing March 15, 2015. To the extent any Series A Preferred Shares are outstanding, the Company will be prohibited from paying dividends on its common shares or any other junior shares unless the full dividends on all outstanding Series A Preferred Shares have been declared and paid for the most recently completed dividend period.

The Series A Preferred Shares rank, with respect to dividends and upon liquidation, dissolution or winding up, senior to the Company’s common shares and each other class or series of common shares or preferred shares the Company may issue in the future, the terms of which do not expressly provide that it ranks senior to or on parity with the Series A Preferred Shares (collectively, “junior shares”). As a result, in the event that the Company liquidates, dissolves or winds-up its business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Shares will be entitled to receive a liquidating distribution of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before the Company is permitted to make any distribution of assets to the holders of the Company’s common shares or any other class or series of junior shares.

Each Series A Preferred Share, at the option of the holder, is convertible at any time into the number of common shares of the Company equal to $1,000.00 divided by the conversion price then in effect. In addition, on or after the fifth anniversary of the issue date of the Series A Preferred Shares, the Company may, at its option, require holders of the Series A Preferred Shares to convert each Series A Preferred Share into the number of common shares of the Company equal to the quotient achieved when $1,000.00 is divided by the conversion price then in effect. The Company may exercise this option only if (i) the closing sale price for the Company’s common shares equals or exceeds 120% of the conversion price then in effect for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to the Company’s issuance of a press release announcing its exercise of this option and (ii) the Company has declared and paid full dividends on the Series A Preferred Shares for four consecutive quarters prior to the issuance of the press release. The initial conversion price is $10.34 and is subject to anti-dilution adjustments upon the occurrence of certain events as described in the Certificate of Amendment.

Holders of Series A Preferred Shares will have no voting rights except with respect to certain matters affecting the rights and preferences of the Series A Preferred Shares, and as otherwise required by Ohio law.

The foregoing description of the Series A Preferred Shares in not complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to the Articles of Incorporation of SB Financial Group, Inc. as filed with the Ohio Secretary of State of the State of Ohio on November 6, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SB FINANCIAL GROUP, INC.

Dated: November 12, 2014	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino
Chief Financial Officer